Exhibit 99.1

FOR MMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.'S PORTFOLIO MIX AND COMPLETION FLUIDS & PRODUCTS SEGMENT DRIVE STRONG FIRST QUARTER 2020 RESULTS

THE WOODLANDS, Texas, May 5, 2020 / PR Newswire / - TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) today announced consolidated net loss before discontinued operations of $10 million in the first quarter 2020, compared to a loss of $114 million in the fourth quarter of 2019 and a loss of $19 million in the first quarter of 2019. Net loss per share before discontinued operations attributable to TETRA shareholders during the first quarter was $0.01, compared to a loss of $0.91 in the fourth quarter of 2019 and a loss of $0.09 in the first quarter of 2019. TETRA’s adjusted per share earnings before discontinued operations and excluding special items, was $0.02 in the first quarter, compared to earnings of $0.03 in the fourth quarter 2019 and a loss of $0.08 in the first quarter of 2019.

First quarter 2020 revenue was $223 million, a decrease of 14% over the fourth quarter of 2019 and a decrease of 9% compared to the first quarter of 2019. TETRA Only net cash from operating activities generated $8.8 million in the first quarter of 2020 compared to $5.3 million in fourth quarter of 2019 and a use of $24.2 million in the first quarter of last year. Our total consolidated net loss before discontinued operations over the last two quarters was $124 million.

First quarter 2020 income (loss) before tax by segment was $19.4 million for Completion Fluids & Products, $(2.2) million for Water & Flowback Services and $(12.8) million for Compression.

This press release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”): Adjusted earnings per share attributable to TETRA stockholders, Adjusted EBITDA, and Adjusted EBITDA Margin on consolidated and segment basis, Adjusted income (loss) before tax, TETRA-only adjusted free cash flow from continuing operations, and net debt.  Please see Schedules E-K for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

 First Quarter 2020 Highlights

•	Adjusted EBITDA on a consolidated basis before discontinued operations of $48 million, our highest first quarter Adjusted EBITDA in 5 years and a 33% year-on-year quarterly improvement
•	Completion Fluids & Products achieved $21.6 million of Adjusted EBITDA and 25.8% income before tax margin, up from $10.4 million and 10.0%, respectively, from first quarter of 2019
•	Water & Flowback Services Adjusted EBITDA increased sequentially by $1.2 million on flat revenue
•	TETRA Only adjusted free cash flow from continuing operations was $4.7 million, above previous guidance and nearly a $40 million improvement over the same period last year
•	Implemented multiple cost cutting initiatives to address the current downturn

Brady M. Murphy, TETRA’s Chief Executive Officer stated, “TETRA’s first quarter 2020 results, with the highest first quarter Adjusted EBITDA in five years and year-on-year Adjusted EBITDA improvement of 33%, are a great reflection of the successful strategies we have implemented and tremendous execution by our management team and dedicated employees. We understand very well that due to the COVID-19 pandemic the world has changed in a very short period of time since we ended our first quarter, but with TETRA Only adjusted free cash flow improvement of nearly $40 million in the first quarter of 2020 as compared to the same period last year, we believe we have positioned ourselves well for a deep and potentially prolonged downturn. The rapid and unprecedented downturn we are in requires significant cost cutting and sacrifice from every employee, but we will continue our path of differentiating the Company through innovation and service delivery for each of our business lines so that when the inevitable recovery does come, we will be well positioned to build on our excellent results demonstrated in the past two quarters where combined we delivered over $100 million of Adjusted EBITDA.

"Completion Fluids & Products segment had an outstanding first quarter with income before tax margin of 25.8% and an Adjusted EBITDA margin of 28.7%, without any significant contribution from TETRA CS Neptune® completion fluids ("CS Neptune"), a 1190 basis point year-on-year improvement. We continued to grow our international offshore fluids business with market share gains from previously announced awards in Brazil, Asia-Pacific, West Africa, Gulf of Mexico and Middle East, all for higher value completion fluids and services. In the first quarter, 35% of our Completion Fluids & Products sales came from customers' deepwater completion projects, demonstrating TETRA’s value to this market segment. Although we anticipate that the deepwater market will be impacted by this downturn, we believe it will be impacted less than the North America shale market. Another 40% of our first quarter Completion Fluids & Products sales came from the non-oil and gas industrial chemicals market, as we continue to benefit from our market diversification and from our new, long-term, lower cost raw material supply agreements. With the new long-term raw material supply agreements in place for our West Virginia and Louisiana chemical process manufacturing plants, we have decided to close our mechanical evaporation process manufacturing plant in El Dorado, Arkansas. Operations for this plant are targeted to wind down during the second quarter.

"Despite the challenging economic outlook for 2020, especially for oil and gas, we expect the non-oil and gas industrial business to hold up well for the foreseeable future. In the second quarter, we expect to benefit from the seasonally strong Northern European industrial chemicals business, which is expected to contribute up to $10 million of cash from operating activities.

"Water & Flowback Services segment will be challenged in this difficult environment as it is largely dependent on North America completions activity. We are taking cost reduction actions to align with weaker activity in each of the different basins. In addition to across the Company pay reductions and other cost cutting initiatives, we expect to exit the second quarter with about 35% fewer employees in our U.S. land operations than when we started the quarter. Despite the current market environment, there are several bright spots in our Water & Flowback Services business, including the success of our SandStormTM sand separation technology which finished March at its highest utilization since it was introduced to the market in the second half of last year. Even with our reduced capital spend this year, this is one of the areas where we continue to invest, as we continue to achieve market share gains at good returns. Despite the decline in overall completion activity, Water & Flowback Services first quarter revenue was flat sequentially as we continue to gain traction with our integrated water management strategy. We ended the quarter with 30 integrated projects with 17 different customers while providing those services in all major U.S. basins. We believe the combination of aggressive cost cutting while increasing use of our automation and delivering on new technologies should help us maneuver through this downturn.

“First quarter 2020 Compression segment performed well despite the unprecedented change in market conditions beginning in March. The first quarter loss before tax of $12.8 million compares to a loss before tax of $1.3 million in the fourth quarter of 2019. Net loss in the first quarter included $6.0 million of unusual items, primarily related to impairments of long-lived assets and inventory related to the planned closure of our Midland fabrication facility. Adjusted EBITDA of $26.0 million for the first quarter was a sequential decline of $6.6 million, primarily from lower aftermarket services revenue and an unfavorable mix of parts and services and lower equipment sales. Despite the sequential decline in revenue and a 14.2% loss before tax margin, we achieved Adjusted EBITDA margins of 28.8%, which are 240 basis points above the fourth quarter of 2019. Moving into the second quarter, we expect a very different and challenging market environment for the Compression segment. Although we have seen dramatic market downturns before, unlike previous ones, customer shut-ins are having a meaningful negative impact on this business. As customers shut-in production, they are returning units or shutting the equipment in place at lower stand-by rates. As a result, we have already seen our utilization drop from 90.0% at the end of 2019 to 86.5% at the end of the first quarter. By the end of May, we expect up to 20% of our domestic horsepower to be impacted by customer shutting in production, either by going on stand-by service rates or through equipment returns. We expect utilization to quickly mimic the low point of the previous 2014-2016 downturn of 75.6%. We also announced closure of our Midland Compression fabrication facility, which we target to close within 60 to 90 days.

"In order to combat the downturn, we have already implemented many cost cutting initiatives including (1) salary reductions (2) headcount reduction across the organization, (3) a 20% reduction in Board of Directors cash retainers, (4) reduction of all discretionary expenditures and (5) suspension of the employer 401(k) matching program and (6) negotiated reductions in expenditures with many of our suppliers. In addition, we have reduced our TETRA Only capital expenditures to between $10 million and $15 million for the year with a vast majority already committed in the first half of the year. Beyond the second quarter of 2020, we expect capital expenditure to be minimal and primarily related to maintenance.

"Finally, I am pleased with the way our management team and employees have responded to the COVID-19 pandemic. The Company has implemented guidelines to keep our employees, their families, and our customers safe, all while working to deliver our same standards for service quality. We have followed guidelines from the Centers for Disease Control and Prevention (CDC) and the Occupational Safety and Health Administration (OSHA) to keep our employees working in the safest environment possible. We continue to monitor the changes in the guidelines and will communicate new recommendations as available. We also want to thank all the members of our organization for their contribution to an excellent quarter. I would like to personally thank all of our employees and their families for their continued efforts during this unprecedented period."

A summary of key financial metrics for the first quarter is as follows:

First Quarter 2020 Results
	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(In Thousands, Except per Share Amounts)
Revenue	$222,942	$259,462	$243,728
Loss before discontinued operations	(10,231)	(114,333)	(18,674)
Adjusted EBITDA before discontinued operations	47,809	54,532	36,331
GAAP EPS before discontinued operations attributable to TETRA stockholders	(0.01)	(0.91)	(0.09)
Adjusted EPS attributable to TETRA stockholders	0.02	0.03	(0.08)
GAAP net cash provided (used) by operating activities	22,176	5,250	7,412
TETRA only adjusted free cash flow from continuing operations	$4,651	$982	$(34,920)

Operating Segments

Completion Fluids & Products Division

Completion Fluids & Products revenue was $75.2 million in the first quarter of 2020, a decrease of 4% from the fourth quarter of 2019 aided by very strong international offshore fluid sales with limited contribution from CS Neptune projects. Completion Fluids & Products reported income before taxes of $19.4 million in the first quarter of 2020 and profit before tax margin of 25.8%. Completion Fluids & Products Division adjusted income before taxes was $19.8 million, or 26.4% of revenue.  Adjusted EBITDA of $21.6 million decreased by $6.1 million sequentially and Adjusted EBITDA margin was 28.7%, a 650 basis point decline sequentially. Excluding the CS Neptune sale in the fourth quarter of 2019, our Completion Fluids & Products business in the first quarter of 2020 outperformed what it did in the previous quarter on revenue and Adjusted EBITDA.

Water & Flowback Services Division

Water & Flowback Services first quarter 2020 revenue remained flat sequentially at $57.5 million, showing resilience in a declining market. Water & Flowback Services loss before tax was $2.2 million, which was a $26.2 million sequential improvement, primarily due to goodwill impairment of our water management reporting unit in the fourth quarter of 2019. Adjusted EBITDA increased $1.2 million sequentially to $6.8 million. The Division's sequential Adjusted EBITDA and Adjusted EBITDA margin improvement reflects our commitment to technology, automation and integrated projects strategies, which helps us increase market share in a rapidly changing market.

Compression Division

First quarter Compression revenue decreased 27% from the fourth quarter of 2019 driven by lower equipment sales and aftermarket services. Compression services gross margins were 51.9%, a 30 basis points increase from the fourth quarter of 2019. Overall fleet utilization was 86.5%, compared to 90.0% at the end of the fourth quarter as some customers returned equipment in March while cutting their drilling and production plans in response to the downturn in the industry. As of March 31, 2020, total active operating horsepower was 1,033,256, a sequential decrease of 26,334 horsepower. Net loss before taxes was $12.8 million, an increased loss of $11.5 million sequentially. First quarter 2020 loss included $6.0 million of unusual items, primarily related to impairments of long-lived assets and inventory from the planned closure of our Midland fabrication facility. First quarter 2020 Adjusted EBITDA of $26.0 million decreased 20% from the fourth quarter of 2019 primarily due to weak aftermarket and equipment sales. We received new equipment orders of $2 million in the first quarter. New equipment sales backlog was $30 million at March 31, 2020, compared to $36 million at the end of the previous quarter.

Free Cash Flow and Balance Sheet

During the first quarter of 2020, consolidated cash provided by operations was $22 million, a $17 million improvement sequentially and TETRA Only adjusted free cash flow from continuing operations was $4.7 million, which was a $3.7 million improvement over the fourth quarter of 2019 and nearly a $40 million improvement over the first quarter of 2019. While some of this cash generation was due to collection of large receivables that slipped from the fourth quarter of 2019, a significant portion was from our strong first quarter results. Typically, the first quarter of each year consumes cash due to the timing of large annual payments, yet despite this historical seasonality, we were able to achieve significantly better cash generation as we move into what we expect to be a challenging balance of the year. TETRA Only liquidity at the end of first quarter 2020 improved approximately $13 million from the same period last year, positioning the Company well for this downturn. TETRA Only liquidity is defined as unrestricted cash on hand plus availability under our revolving credit facility.

Consolidated total debt was $846 million while consolidated net debt was $816 million, with TETRA Only net debt of $185 million.  At the end of the first quarter TETRA Only non-restricted cash was $22.1 million.

Special items

Special items, including discontinued operations, incurred in the first quarter, as detailed on Schedule F, include the following:

•	$5.4 million non-cash impairment expense for fixed assets and inventory
•	$1.6 million of restructuring expenses and severance
•	$1.0 million of bad debt expenses, related to a customer that filed for bankruptcy
•	$0.3 million non-cash gain for TETRA stock warrant fair value adjustment
•	$0.4 million of transaction and other expenses

Historically the Company used a normalized 21% effective tax rate to reflect normalized EPS and normalized net income on Schedule F. Given TETRA's net operating losses of approximately $300 million, management does not believe TETRA will pay U.S. income taxes in the near future and has discontinued the use of that adjustment to report normalized earnings.

Conference Call

TETRA will host a conference call to discuss these results today, May 5, 2020, at 9:30 a.m. Eastern Time. The phone number for the call is 1-888-347-5303. The conference call will also be available by live audio webcast and may be accessed through the Company's website at www.tetratec.com. A replay of the conference call will be available at 1-877-344-7529 conference number 10138624, for one week following the conference call and the archived webcast will be available through the Company's website for thirty days following the conference call.

Investor Contact

For further information: Elijio Serrano, CFO, TETRA Technologies, Inc., The Woodlands, Texas, Phone: 281.367.1983, www.tetratec.com

Financial Statements, Schedules and Non-GAAP Reconciliation Schedules (Unaudited)

Schedule A: Consolidated Income Statement

Schedule B: Financial Results By Segment

Schedule C: Consolidated Balance Sheet

Schedule D: Long-Term Debt

Schedule E: Statement Regarding Use of Non-GAAP Financial Measures

Schedule F: Special Items

Schedule G: Non-GAAP Reconciliation to GAAP Financials

Schedule H: Non-GAAP Reconciliation of TETRA Net Debt

Schedule I: Non-GAAP Reconciliation to TETRA Only Adjusted Free Cash Flow

Schedule J: Non-GAAP Reconciliation to TETRA Only Adjusted Free Cash Flow From Continuing Operations

Schedule K: Non-GAAP Reconciliation to TETRA Adjusted EBITDA Margins and Adjusted Income (Loss) Before Tax Margins

Company Overview and Forward-Looking Statements

TETRA Technologies, Inc. is a geographically diversified oil and gas services company, focused on completion fluids and associated products and services, water management, frac flowback, production well testing, and compression services and equipment.  TETRA owns an equity interest, including all of the general partner interest, in CSI Compressco LP (NASDAQ:CCLP), a master limited partnership.

Cautionary Statement Regarding Forward Looking Statements

This news release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “see,” “expectation,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning economic and operating conditions that are outside of our control, including the trading price of our common stock; the current significant surplus in the supply of oil and the ability of the OPEC and other oil producing nations to agree on and comply with supply limitations; the duration and magnitude of the unprecedented disruption in the oil and gas industry currently, which is negatively impacting our business; the availability of adequate sources of capital to us; expected customer drilling activity and capital spending for 2020 and 2021, the planned closures of our El Dorado calcium chloride plant and CCLP’s Midland, Texas fabrication facility; the availability of raw materials and labor at reasonable prices; risks related to acquisitions and our growth strategy; restrictions under our debt agreements and the consequences of any failure to comply with debt covenants; the effect and results of litigation, regulatory matters, settlements, audits, assessments, and contingencies; risks related to our foreign operations; information technology risks including the risk of cyber attack; the severity and duration of the COVID-19 pandemic and related economic repercussions and the resulting negative impact on the demand for oil and gas; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts, and supply chain disruptions; other global or national health concerns; and projections concerning the Company's business activities, financial guidance, estimated earnings, earnings per share, and statements regarding the Company's beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company's Annual Reports on Form 10-K, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Schedule A: Consolidated Income Statement (Unaudited)

	Three Months Ended
	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019
	(In Thousands, Except per Share Amounts)
Revenues	$222,942	$259,462	$243,728

Cost of sales, services, and rentals	148,694	174,774	176,744
Depreciation, amortization, and accretion	29,460	30,914	30,628
Impairments and other charges	5,371	91,890	146
Insurance recoveries	—	(379)	—
Total cost of revenues	183,525	297,199	207,518
Gross profit	39,417	(37,737)	36,210

General and administrative expense	30,537	34,249	34,277
Goodwill impairment	—	25,784	—
Interest expense, net	17,856	18,176	18,379
Warrants fair value adjustment (income) expense	(338)	(589)	407
CCLP Series A Preferred Units fair value adjustment (income) expense	—	—	1,163
Other (income) expense, net	439	(1,510)	(951)
Loss before taxes and discontinued operations	(9,077)	(113,847)	(17,065)
Provision for income taxes	1,154	486	1,609
Loss before discontinued operations	(10,231)	(114,333)	(18,674)
Discontinued operations:
Loss from discontinued operations, net of taxes	(145)	(312)	(426)
Net loss	(10,376)	(114,645)	(19,100)
Less: loss attributable to noncontrolling interest	8,825	814	8,262
Net loss attributable to TETRA stockholders	$(1,551)	$(113,831)	$(10,838)

Basic per share information:
Loss before discontinued operations attributable to TETRA stockholders	$(0.01)	$(0.91)	$(0.09)
Loss from discontinued operations attributable to TETRA stockholders	$0.00	$0.00	$0.00
Net loss attributable to TETRA stockholders	$(0.01)	$(0.91)	$(0.09)
Weighted average shares outstanding	125,587	125,541	125,681

Diluted per share information:
Loss before discontinued operations attributable to TETRA stockholders	$(0.01)	$(0.91)	$(0.09)
Loss from discontinued operations attributable to TETRA stockholders	$0.00	$0.00	$0.00
Net loss attributable to TETRA stockholders	$(0.01)	$(0.91)	$(0.09)
Weighted average shares outstanding	125,587	125,541	125,681

Schedule B: Financial Results By Segment (Unaudited)

	Three Months Ended
	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019
	(In Thousands)
Revenues by segment:
Completion Fluids & Products Division	$75,237	$78,567	$61,581
Water & Flowback Services Division	57,467	57,343	78,678
Compression Division	90,238	123,552	103,469
Eliminations and other	—	—	—
Total revenues	$222,942	$259,462	$243,728

Gross profit (loss) by segment:
Completion Fluids & Products Division	$25,964	$(61,687)	$10,664
Water & Flowback Services Division	3,267	2,881	8,851
Compression Division	10,380	21,188	16,859
Corporate overhead and eliminations	(194)	(119)	(164)
Total gross profit	$39,417	$(37,737)	$36,210

Income (loss) before taxes by segment:
Completion Fluids & Products Division	$19,396	$(66,087)	$6,186
Water & Flowback Services Division	(2,244)	(28,442)	2,231
Compression Division	(12,790)	(1,266)	(7,801)
Corporate overhead and eliminations	(13,439)	(18,052)	(17,681)
Total income (loss) before taxes	$(9,077)	$(113,847)	$(17,065)

Please note that the above results by Segment include special charges and expenses. Please see Schedule F for details of those special charges and expenses.

(1)	Excludes discontinued operations

Schedule C: Consolidated Balance Sheet (Unaudited)

	March 31, 2020	December 31, 2019
	(In Thousands)
Balance Sheet:
Cash (excluding restricted cash)	$29,473	$17,704
Accounts receivable, net	169,231	176,291
Inventories	142,116	136,510
Other current assets	23,160	20,849
PP&E, net	740,247	758,637
Operating lease right-of-use assets	75,344	68,131
Other assets	90,193	93,800
Total assets	$1,269,764	$1,271,922

Liabilities of discontinued operations	$2,011	$2,098
Other current liabilities	193,185	186,625
Long-term debt (1)	845,842	842,871
Long-term portion of asset retirement obligations	12,878	12,762
Warrants liability	112	449
Operating lease liabilities	59,845	53,919
Other long-term liabilities	8,960	10,372
Equity	146,931	162,826
Total liabilities and equity	$1,269,764	$1,271,922

(1) Please see Schedule D for the individual debt obligations of TETRA and CSI Compressco LP.

Schedule D: Long-Term Debt (Unaudited)

TETRA Technologies Inc. and its subsidiaries, other than CSI Compressco LP and its subsidiaries, are obligated under an asset-based bank credit agreement and a term credit agreement, neither of which are obligations of CSI Compressco LP and its subsidiaries. CSI Compressco LP and its subsidiaries are obligated under a separate asset-based bank credit agreement and two series of senior notes, neither of which are obligations of TETRA and its other subsidiaries. Amounts presented are net of deferred financing costs.

	March 31, 2020	December 31, 2019	March 31, 2019
	(In Thousands)
TETRA
Asset-Based Credit Agreement	$2,246	$—	$29,131
Term Credit Agreement	205,167	204,633	183,020
TETRA total debt	207,413	204,633	212,151
Less current portion	—	—	—
TETRA total long-term debt	$207,413	$204,633	$212,151

CSI Compressco LP
CCLP Credit Agreement	2,184	2,622	—
7.25% Senior Notes	291,863	291,444	290,204
7.50% Senior Notes	344,382	344,172	343,488
Total debt	638,429	638,238	633,692
Less current portion	—	—	—
CCLP total long-term debt	$638,429	$638,238	$633,692
Consolidated total long-term debt	$845,842	$842,871	$845,843

Schedule E: Statement Regarding Use of Non-GAAP Financial Measures

In addition to financial results determined in accordance with GAAP, this press release may include the following non-GAAP financial measures for the Company: net debt; adjusted consolidated and segment income (loss) before taxes and special charges; adjusted diluted earnings (loss) per share before discontinued operations; consolidated and segment adjusted EBITDA; net income (loss) before taxes, Adjusted income (loss) before tax, Adjusted income (loss) before tax as a % of revenue, TETRA only adjusted free cash flow and TETRA only free cash flow from continuing operations; and segment adjusted EBITDA as a percent of revenue (“Adjusted EBITDA margin”). The following schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures. The non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP, as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

Management believes that the exclusion of the special charges from the historical results of operations enables management to evaluate more effectively the Company’s operations over the prior periods and to identify operating trends that could be obscured by the excluded items.

Adjusted income (loss) before taxes (and adjusted income (loss) before taxes as a percent of revenue) is defined as the Company’s (or the Segment’s) income (loss) before taxes excluding certain special or other charges (or credits). Adjusted income (loss) before taxes (and adjusted income (loss) before taxes as a percent of revenue) is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

Adjusted diluted earnings (loss) per share before discontinued operations is defined as the Company’s diluted earnings (loss) per share excluding certain special or other charges (or credits). Adjusted diluted earnings (loss) per share is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

Adjusted EBITDA before discontinued operations (and Adjusted EBITDA before discontinued operations as a percent of revenue) is defined as earnings before interest, taxes, depreciation, amortization, impairments and certain non-cash charges and non-recurring adjustments. Adjusted EBITDA before discontinued operations (and Adjusted EBITDA margin) is used by management as a supplemental financial measure to assess the financial performance of the Company’s assets, without regard to financing methods, capital structure or historical cost basis and to assess the Company’s ability to incur and service debt and fund capital expenditures.

Adjusted income before tax is defined as earnings (loss) before interest, taxes, impairments and certain non-cash charges and non-recurring adjustments.  Adjusted income before tax (and Adjusted income before tax as a percent of revenue or Adjusted income before tax margin which is Adjusted income before tax divided by revenue) is used by management as a supplemental financial measure to assess the financial performance of the Company’s normalized profitability while excluding any unusual, non-recurring items and tax benefits or detriment.

TETRA only adjusted free cash flow is a non-GAAP measure that the Company defines as cash from TETRA’s operations, less capital expenditures net of sales proceeds and cost of equipment sold and including cash distributions to TETRA from CSI Compressco LP. TETRA only adjusted free cash flow from continuing operations is defined as TETRA only adjusted free cash flow less discontinued operations EBITDA and discontinued operations capital expenditures. Management uses this supplemental financial measure to:

•	assess the Company’s ability to retire debt;
•	evaluate the capacity of the Company to further invest and grow; and
•	to measure the performance of the Company as compared to its peer group.

TETRA only adjusted free cash flow and TETRA only adjusted free cash flow from continuing operations do not necessarily imply residual cash flow available for discretionary expenditures, as they exclude cash requirements for debt service or other non-discretionary expenditures that are not deducted.

TETRA net debt is defined as the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the consolidated balance sheet and excluding the debt and cash of CSI Compressco LP. Management views TETRA net debt as a measure of TETRA’s ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

Schedule F: Special Items (Unaudited)

	Three Months Ended
	March 31, 2020
	Income (loss) before taxes and discontinued operations	Provision (Benefit) for Tax	Noncont. Interest	Net Income Attributable to TETRA Stockholders	Diluted EPS
	(In Thousands, Except per Share Amounts)
Income (loss) attributable to TETRA stockholders, excluding special items and discontinued operations	$(976)	$1,154	$(4,892)	$2,762	$0.02
Stock Warrant fair value adjustment	338	—	—	338	0.00
Transaction and other expenses	(457)	—	(216)	(241)	0.00
Impairments and other charges	(5,371)	—	(3,538)	(1,833)	(0.01)
Restructuring charges	(259)	—	—	(259)	0.00
Severance	(1,334)	—	(179)	(1,155)	(0.01)
Bad debt	(1,018)	—	—	(1,018)	(0.01)
Effect of deferred tax valuation allowance and other related tax adjustments	—	—	—	—	0.00
Net income (loss) before discontinued operations	(9,077)	1,154	(8,825)	(1,406)	(0.01)
Loss from discontinued operations				(145)	0.00
Net Income (loss) attributable to TETRA stockholders, as reported				$(1,551)	$(0.01)

	Three Months Ended
	December 31, 2019
	Income (loss) before taxes and discontinued operations	Provision (Benefit) for Tax	Noncont. Interest	Net Income Attributable to TETRA Stockholders	Diluted EPS
	(In Thousands, Except per Share Amounts)
Income (loss) attributable to TETRA stockholders, excluding special items and discontinued operations	$3,574	$486	$(814)	$3,902	$0.03
Stock Warrant fair value adjustment	588	—	—	588	0.00
Earnout Adjustment	200	—	—	200	0.00
Lee Plant Facility Vandalism	202	—	—	202	0.00
Transaction Expense	(185)	—	—	(185)	0.00
Impairments and other charges	(91,890)	—	—	(91,890)	(0.73)
Goodwill Impairment	(25,784)	—	—	(25,784)	(0.21)
Restructuring charges	(552)	—	—	(552)	0.00
Effect of deferred tax valuation allowance and other related tax adjustments	—	—	—	—	0.00
Net income (loss) before discontinued operations	(113,847)	486	(814)	(113,519)	(0.91)
Loss from discontinued operations				(312)	0.00
Net Income (loss) attributable to TETRA stockholders, as reported				$(113,831)	$(0.91)

	Three Months Ended
	March 31, 2019
	Income (loss) before taxes and discontinued operations	Provision (Benefit) for Tax	Noncont. Interest	Net Income Attributable to TETRA Stockholders	Diluted EPS
	(In Thousands, Except per Share Amounts)
Income (loss) attributable to TETRA stockholders, excluding unusual charges	$(14,841)	$1,609	$(6,472)	$(9,978)	$(0.08)
Stock warrant fair value adjustment	(407)	—	—	(407)	0.00
Convertible Series A preferred fair value adjustments	(1,163)	—	(1,333)	170	0.00
5% Cash Redemption on CCLP Series A Preferred	(372)	—	(457)	85	0.00
Earnout Adjustment	400	—	—	400	0.00
Lee Plant Facility Vandalism	(536)	—	—	(536)	0.00
Impairments and other charges	(146)	—	—	(146)	0.00
Effect of deferred tax valuation allowance and other related tax adjustments	—	—	—	—	0.00
Net income (loss) before discontinued operations	(17,065)	1,609	(8,262)	(10,412)	(0.09)
Loss from discontinued operations				(426)	0.00
Net Income (loss) attributable to TETRA stockholders, as reported				(10,838)	$(0.09)

Schedule G: Non-GAAP Reconciliation to GAAP Financials (Unaudited)*

	Three Months Ended
	March 31, 2020
	Net Income (Loss), as reported	Tax Provision	Income (Loss) Before Tax, as Reported	Impairments & Special Charges	Adjusted Income (Loss) Before Tax	Interest Expense	Adjusted Depreciation & Amortization	Equity Comp. Expense	Adjusted EBITDA
	(In Thousands)
Completion Fluids & Products Division			$19,396	$450	$19,846	$(154)	$1,934	$—	$21,626
Water & Flowback Services Division			(2,244)	1,607	(637)	(9)	7,425	—	6,779
Compression Division			(12,790)	5,971	(6,819)	12,564	19,908	324	25,977
Eliminations and other			5	—	5	—	(4)	—	1
Subtotal			4,367	8,028	12,395	12,401	29,263	324	54,383
Corporate and other			(13,444)	73	(13,371)	5,455	197	1,145	(6,574)
TETRA excluding Discontinued Operations	$(10,231)	$1,154	$(9,077)	$8,101	$(976)	$17,856	$29,460	$1,469	$47,809

	December 31, 2019
	Net Income (Loss), as reported	Tax Provision	Income (Loss) Before Tax, as Reported	Impairments & Special Charges	Adjusted Income (Loss) Before Tax	Adjusted Interest Expense, Net	Adjusted Depreciation & Amortization	Equity Comp. Expense	Adjusted EBITDA
	(In Thousands)
Completion Fluids & Products Division			$(66,086)	$91,482	$25,396	$(167)	$2,454	$—	$27,683
Water & Flowback Services Division			(28,441)	26,343	(2,098)	5	7,717	—	5,624
Compression Division			(1,265)	—	(1,265)	12,894	20,618	320	32,567
Eliminations and other			5	—	5	—	(4)	—	1
Subtotal			(95,787)	117,825	22,038	12,732	30,785	320	65,875
Corporate and other			(18,060)	(403)	(18,463)	5,444	129	1,547	(11,343)
TETRA excluding Discontinued Operations	$(114,333)	$486	$(113,847)	$117,422	$3,575	$18,176	$30,914	$1,867	$54,532

	Three Months Ended
	March 31, 2019
	Net Income (Loss), as reported	Tax Provision	Income (Loss) Before Tax, as Reported	Impairments & Special Charges	Adjusted Income (Loss) Before Tax	Interest Expense	Adjusted Depreciation & Amortization	Equity Comp. Expense	Adjusted EBITDA
	(In Thousands)
Completion Fluids & Products Division			$6,186	$683	$6,869	$(179)	$3,665	$—	$10,355
Water & Flowback Services Division			2,231	(400)	1,831	4	8,267	—	10,102
Compression Division			(7,801)	1,610	(6,191)	13,213	18,532	365	25,919
Eliminations and other			6	—	6	(1)	(4)	—	1
Subtotal			622	1,893	2,515	13,037	30,460	365	46,377
Corporate and other			(17,687)	331	(17,356)	5,342	168	1,800	(10,046)
TETRA excluding Discontinued Operations	$(18,674)	$1,609	$(17,065)	$2,224	$(14,841)	$18,379	$30,628	$2,165	$36,331

* Excludes the impact from discontinued operations.

Schedule H: Non-GAAP Reconciliation of TETRA Net Debt (Unaudited)

The cash and debt positions of TETRA and CSI Compressco LP as of March 31, 2020, are shown below. TETRA and CSI Compressco LP’s debt agreements are distinct and separate with no cross-default provisions. Management believes that the most appropriate method to analyze the debt positions of each company is to view them separately, as noted below.

The following reconciliation of net debt is presented as a supplement to financial results prepared in accordance with GAAP.

	March 31, 2020
	TETRA	CCLP	Consolidated
	(In Millions)
Non-restricted cash	$22.1	$7.4	$29.5

Carrying value of long-term debt:
Asset-Based Credit Agreement	2.2	2.2	4.4
Term Credit Agreement	205.2	—	205.2
Senior Notes outstanding	—	636.2	636.2
Net debt	$185.3	$631.0	$816.3

Schedule I: Non-GAAP Reconciliation to TETRA Only Adjusted Free Cash Flow (Unaudited)

	Three Months Ended
	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019
	(In Thousands)
Consolidated
Net cash provided (used) by operating activities	$22,176	$5,250	$7,412
Capital expenditures, net of sales proceeds	(10,965)	(8,348)	(32,045)
Consolidated adjusted free cash flow	$11,211	$(3,098)	$(24,633)

CSI Compressco LP
Net cash provided (used) by operating activities	$13,357	$(90)	$31,632
Capital expenditures, net of sales proceeds	(6,483)	(4,320)	(23,152)
CSI Compressco free cash flow	$6,874	$(4,410)	$8,480

TETRA Only
Cash from operating activities	$8,819	$5,340	$(24,220)
Investment in CCLP Compressors	—	(810)	(2,402)
Capital expenditures, net of sales proceeds	(4,482)	(4,028)	(8,893)
Free cash flow	4,337	502	(35,515)
Distributions from CSI Compressco LP	169	168	169
TETRA Only Adjusted Free Cash Flow	$4,506	$670	$(35,346)

Schedule J: Non-GAAP Reconciliation to TETRA Only Adjusted Free Cash Flow From Continuing Operations (unaudited)

	Three Months Ended
	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019
	(In Thousands)
TETRA Only
Cash from operating activities	$8,819	$5,340	$(24,220)
Less: Discontinued operations operating activities (adjusted EBITDA)	(145)	(312)	(426)
Cash from continued operating activities	8,964	5,652	(23,794)
Less: Continuing operations capital expenditures	(4,482)	(4,028)	(8,893)
Less: Investment in CCLP Compressors	—	(810)	(2,402)
Distributions from CSI Compressco LP	169	168	169
TETRA Only Adjusted Free Cash Flow From Continuing Operations	$4,651	$982	$(34,920)

Schedule K: Non-GAAP Reconciliation to TETRA Adjusted EBITDA Margins and Adjusted Income (Loss) before tax margins (Unaudited)

	Three Months Ended
	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019
	(In Thousands)

Consolidated
Revenue	$222,942	$259,462	$243,728
Income (loss) before tax	(9,077)	(113,847)	(17,065)
Adjusted income (loss) before tax (Schedule G)	(976)	3,575	(14,841)
Adjusted EBITDA (Schedule G)	47,809	54,532	36,331
Income (Loss) Before Tax Margin	(4.1)%	(43.9)%	(7.0)%
Adjusted Income (Loss) Before Tax Margin	(0.4)%	1.4%	(6.1)%
Adjusted EBITDA Margin	21.4%	21.0%	14.9%

Completion Fluids & Products
Revenue	$75,237	$78,567	$61,581
Income (loss) before tax	19,396	(66,087)	6,186
Adjusted income (loss) before tax (Schedule G)	19,846	25,396	6,869
Adjusted EBITDA (Schedule G)	21,626	27,683	10,355
Income (Loss) Before Tax Margin	25.8%	(84.1)%	10.0%
Adjusted Income (Loss) Before Tax Margin	26.4%	32.3%	11.2%
Adjusted EBITDA Margin	28.7%	35.2%	16.8%

Water & Flowback Services
Revenue	$57,467	$57,343	$78,678
Income (loss) before tax	(2,244)	(28,442)	2,231
Adjusted income (loss) before tax (Schedule G)	(637)	(2,098)	1,831
Adjusted EBITDA (Schedule G)	6,779	5,624	10,102
Income (Loss) Before Tax Margin	(3.9)%	(49.6)%	2.8%
Adjusted Income (Loss) Before Tax Margin	(1.1)%	(3.7)%	2.3%
Adjusted EBITDA Margin	11.8%	9.8%	12.8%

Compression
Revenue	$90,238	$123,552	$103,469
Income (loss) before tax	(12,790)	(1,266)	(7,801)
Adjusted income (loss) before tax (Schedule G)	(6,819)	(1,265)	(6,191)
Adjusted EBITDA (Schedule G)	25,977	32,567	25,919
Income (Loss) Before Tax Margin	(14.2)%	(1.0)%	(7.5)%
Adjusted Income (Loss) Before Tax Margin	(7.6)%	(1.0)%	(6.0)%
Adjusted EBITDA Margin	28.8%	26.4%	25.1%